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                                               Filed Pursuant to Rule 424 (b)(3)
                                               Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S.
persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus.
The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                     FINAL TERMS NO. 2124 DATED 4TH MAY 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 1,900,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
              UNDER THE A$20,000,000,000.00 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
 CURRENTLY TOTALING A$4,791,118,000.00 (A$ 2,088,895,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus")
(the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC)
(the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein.
Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000,
Australia, and copies may be obtained from the listing agent, Deutsche Bank
Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms
(which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable"
(N/A). Note that the numbering should remain as set out below, even if "Not
Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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
1.   (i)   Issuer:                        Queensland Treasury Corporation

     (ii)  Guarantor:                     The Treasurer on behalf of the
                                          Government of Queensland

2.         Benchmark line:                2011
                                          (to be consolidated and form a single
                                          series with QTC 6% Global A$Bonds due
                                          14 June 2011, ISIN US748305BC27)
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
3.         Specific Currency or           AUD ("A$")
           Currencies:

4.   (i)   Issue price:                   106.808%

     (ii)  Dealers' fees and commissions  No fee or commission is payable in
           paid by Issuer:                respect of the issue of the bond(s)
                                          described in these final terms (which
                                          will constitute a "pricing supplement"
                                          for purposes of any offers or sales in
                                          the United States or to U.S. persons).
                                          Instead, QTC pays fees and commissions
                                          in accordance with the procedure
                                          described in the QTC Offshore and
                                          Onshore Fixed Interest Distribution
                                          Group Operational Guidelines.

5.         Specified Denominations:       A$1,000

6.   (i)   Issue Date:                    06 MAY 2009

     (ii)  Record Date (date on and from  6 June / 6 December. Security will be
           which security is              ex-interest on and from 7 June / 7
           Ex-interest):                  December.

     (iii) Interest Payment Dates:        14 June / 14 December

7.         Maturity Date:                 14 June 2011

8.         Interest Basis:                6 per cent Fixed Rate

9.         Redemption/Payment Basis:      Redemption at par

10.        Change of Interest Basis or    Not Applicable
           Redemption/Payment Basis:

11.  (i)   Status of the Bonds:           Senior and rank pari passu with other
                                          senior, unsecured debt obligations of
                                          QTC

     (ii)  Status of the Guarantee:       Senior and ranks pari passu with all
                                          its other unsecured obligations

12.        Method of distribution:        Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions
           Applicable

     (i)   Rate(s) of Interest:           6 per cent per annum payable
                                          semi-annually in arrears

     (ii)  Interest Payment Date(s):      14 June and 14 December in each year
                                          up to and including the Maturity Date

     (iii) Fixed Coupon Amount(s):        A$30 per A$1,000 in nominal amount
           (Applicable to bonds in
           definitive form)

     (iv)  Determination Date(s):         Not Applicable

     (v)   Other terms relating to the    None
           method of calculating
           interest for Fixed Rate
           Bonds:

PROVISIONS RELATING TO REDEMPTION
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
14.        Final Redemption Amount:       A$1,000 per bond of A$1,000 Specified
                                          Denomination

                                          (NB: If the Final Redemption Amount is
                                          other than 100 per cent. of the
                                          nominal value the bonds will be
                                          derivative securities for the purposes
                                          of the Prospectus Directive and the
                                          requirements of Annex XII to the
                                          Prospectus Directive Regulation will
                                          apply and the Issuer will prepare and
                                          publish a supplement to the
                                          Prospectus)

15.        Early Redemption Amount(s)     Not Applicable
           payable on redemption for
           taxation reasons or on
           event of default and/or the
           method of calculating the
           same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                 Permanent Global Note not exchangeable
                                          for Definitive Bonds

17.        Additional Financial           Not Applicable
           Centre(s) or other special
           provisions relating to
           Payment Dates:

18.        Talons for future Coupons      No
           or Receipts to be attached
           to Definitive Bonds (and
           dates on which such Talons
           mature):

19.        Other terms or special         Not Applicable
           conditions:

                                          (When adding any other final terms
                                          consideration should be given as to
                                          whether such terms constitute
                                          "significant new factors" and
                                          consequently trigger the need for a
                                          supplement to the Prospectus under
                                          Article 16 of the Prospectus
                                          Directive)

DISTRIBUTION

20.  (i)   If syndicated, names and       Not Applicable
           addresses of Managers and
           underwriting commitments:

     (ii)  Date of Dealer Agreement:      04 MAY 2009

     (iii) Stabilizing Manager(s) (if     Not Applicable
           any):

21.        If non-syndicated, name and    Westpac Banking Corporation
           address of relevant Dealer:    Level 4
                                          255 Elizabeth Street
                                          Sydney NSW 2000

22.        Whether TEFRA D or TEFRA C     TEFRA Not Applicable
           rules applicable or TEFRA
           rules not applicable:

23.        Non exempt Offer               Not Applicable

                                          (N.B. Consider any local regulatory
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
                                           requirements necessary to be fulfilled
                                          so as to be able to make a non-exempt
                                          offer in relevant jurisdictions. No
                                          such offer should be made in any
                                          relevant jurisdiction until those
                                          requirements have been met. Non-exempt
                                          offers may only be made into
                                          jurisdictions in which the base
                                          prospectus (and any supplement) has
                                          been notified/passported.)

24.        Additional selling             Not Applicable
           restrictions:

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000.00 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                            PART B--OTHER INFORMATION

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
1.     LISTING AND ADMISSION TO TRADING

       (i) Listing                        Bourse de Luxembourg.

       (ii) Admission to trading:         Application has been made by the
                                          Issuer (or on its behalf) for the
                                          bonds to be admitted to trading on the
                                          regulated market of the Bourse de
                                          Luxembourg with effect from the Issue
                                          Date.

                                          (Where documenting a fungible issue
                                          need to indicate that original
                                          securities are already admitted to
                                          trading.)

2.     RATINGS

       Ratings:                           The bonds to be issued have been
                                          rated:
                                          S&P:     AA+
                                          Moody's: AAA

                                          An obligation rated 'AA+' by S&P has
                                          the second highest long term credit
                                          rating assigned by Standard & Poor's
                                          and differs from the highest rated
                                          obligations by only a small degree.
                                          The obligor's capacity to meet its
                                          financial commitment on the obligation
                                          is very strong.

                                          Obligations rated 'AAA' by Moody's are
                                          judged to be of the highest quality
                                          with minimal credit risk.

                                          A credit rating is not a
                                          recommendation to buy, sell or hold
                                          securities and may be revised or
                                          withdrawn by the rating agency at any
                                          time. Each rating should be evaluated
                                          independently of any other rating.

                                          (The above disclosure should reflect
                                          the rating allocated to bonds issued
                                          under the bond facility generally or,
                                          where the issue has been specifically
                                          rated, that rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:             See "Use of Proceeds" section in the
                                          prospectus supplement--if reasons for
                                          offer different from making profit
                                          and/or hedging certain risks will need
                                          to include those reasons here.
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
(ii)   Estimated net proceeds:            Not Applicable.

                                          (If proceeds are intended for more
                                          than one use will need to split out
                                          and present in order of priority. If
                                          proceeds insufficient to fund all
                                          proposed uses state amount and sources
                                          of other funding.)

(iii)  Estimated total expenses:          Not Applicable.

                                          [Expenses are required to be broken
                                          down into each principal intended
                                          "use" and presented in order of
                                          priority of such "uses".]

5.     YIELD

       Indication of yield:               3.7800%

                                          Calculated as 7 basis points less than
                                          the yield on the equivalent A$
                                          Domestic Bond issued by the Issuer
                                          under its Domestic A$ Bond Facility on
                                          the Trade Date.

                                          The yield is calculated at the Trade
                                          Date on the basis of the Issue Price.
                                          It is not an indication of future
                                          yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                         US748305BC27

(ii)   Common Code:                       010926238

(iii)  CUSIP Code:                        748305BC2

(iv)   Any clearing system(s) other than  Not Applicable
       Depositary Trust Company,
       Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe
       anonyme and the relevant
       identification number(s):

(v)    Delivery:                          Delivery free of payment

(vi)   Names and addresses of additional  [_____]
       Paying Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                       Not applicable

(ii) [Conditions to which the offer is Not applicable subject;]

(iii)  [Description of the application    Not applicable
       process;]

(iv)   [Details of the minimum and/or     Not applicable
       maximum amount of application;]

(v)    [Description of possibility to     Not applicable
       reduce subscriptions and manner
       for refunding excess amount paid
       by applicants;]

(vi)   [Details of the method and time    Not applicable
       limits for paying up and
       delivering the bonds;]

(vii)  [Manner in and date on which       Not applicable
       results of the
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
       offer are to be made public;]

(viii) [Procedure for exercise of any     Not applicable
       right of pre-emption,
       negotiability of subscription
       rights and treatment of
       subscription rights not
       exercised;]

(ix)   [Categories of potential           Not applicable
       investors to which the bonds are
       offered and whether tranche(s)
       have been reserved for certain
       countries;]

(x)    [Process for notification to       Not applicable
       applicants of the amount allotted
       and the indication whether
       dealing may begin before
       notification is made;]

(xi) [Amount of any expenses and taxes Not applicable specifically charged to the subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to the   None
       extent know to the Issuer, of the
       placers in the various countries
       where the offer takes place.]
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                                          (QUEENSLAND TREASURY CORPORATION LOGO)

Date 04 June 2009

ERRATUM TO THE FINAL TERMS 2124 DATED 04 MAY 2009 FOR THE ISSUE OF AUD 1,900,000.00 BY (ISSUER: QUEENSLAND TREASURY CORPORATION)
ISIN US748305BC27

The following information contained in the Final Terms 2124 dated 24 May 2009 shall deemed to be deleted and replaced by the following:

DELETE: (A$2,094,895,000.00 INCLUDING BUY BACK)

INSERT: (A$2,088,895,000.00 INCLUDING BUY BACK)

The Issuer accepts responsibility for the information contained in this Erratum.

This Erratum is available, free of charge, at the Office of the Agent in Luxembourg.

Signed on behalf of the Issuer:


By: /s/ Don Licastro
    -------------------------------
    Duly Authorised

    Don Licastro
    TEAM LEADER
    ACCOUNTS & ADMIN

                    LEVEL 14. 61 MARY STREET, BRISBANE QUEENSLAND AUSTRALIA 4000
                                GPO BOX 1096. BRISBANE QUEENSLAND AUSTRALIA 4001
                          T: 07 3842 4600 - F: 07 3221 4122 - www.QTC.QLD.GOV.AU